Exhibit 99.1

News Release

IGT Announces Consent Solicitation for

$1.3 Billion of Notes Due 2019, 2020 and 2023

(LAS VEGAS — October 8, 2014) — International Game Technology (“IGT”) today announced that it is soliciting consents from bondholders in connection with the previously announced acquisition of IGT by GTECH S.p.A. (“GTECH”).  IGT is extending this offer to holders of its $1.3 billion aggregate principal Notes described in the table below (the “Notes”) and is offering cash fees to holders who consent to the following proposed amendments:

•                  Excluding the merger of IGT and GTECH from the definition of “Change of Control”; and

•                  After the merger, applying the definition of “Change of Control” to the post-merger parent of IGT (“Holdco”) other than permitted holders, and permitting Holdco to furnish the financial reports that are currently required to be furnished by IGT.

IGT also announced today that, whether or not the proposed amendments are approved, all three series of Notes described below that remain outstanding following the merger will be unconditionally guaranteed by Holdco as well as certain subsidiary guarantors of Holdco’s debt securities on a pari passu basis.  The purpose of this amendment is to assure holders that the Notes will generally benefit equally and ratably from at least the same subsidiary guarantees that are afforded to the holders of other debt securities, if any, of Holdco.

The consent solicitation is being made upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated October 8, 2014 (the “Solicitation Statement”), which is being distributed to holders of the Notes.

Title of Security	Principal Amount Outstanding	CUSIP No.	ISIN No.	Cash Consent Fee Per $1,000 Principal Amount
7.50% Notes due 2019	$500,000,000	459902 AR3	US459902AR30	$2.50
5.50% Notes due 2020	$300,000,000	459902 AS1	US459902AS13	$5.00
5.35% Notes due 2023	$500,000,000	459902 AT9	US459902AT95	$10.00

In order to receive a consent fee, holders of Notes need to validly deliver (and not validly revoke) their consents prior to 5:00 p.m., New York City time, on October 20, 2014 (the “Expiration Time”). Holders of Notes of any series who do not submit consents prior to the Expiration Time will not receive a consent fee, even if the proposed amendments become effective for such series of Notes.

Payment of the consent fee for any series is subject to the receipt of the required majority consents from that series and to the other customary conditions described in the Solicitation Statement.  Additionally, unless waived by IGT, if any consent fee is to be paid, all three series of Notes must meet the conditions for the payment of the consent fee applicable to such series.  If one or more series of Notes is ineligible to receive its applicable consent fee, all series of Notes are disqualified from receiving a consent fee, even if one or more series of Notes had obtained the required consents.  Payment of the consent fee is NOT conditioned on the consummation of the merger between IGT and GTECH, S.p.A.  Subject to the foregoing, the consent fee will be paid promptly after the Effective Time, as defined in the Solicitation Statement.

IGT may, in its sole discretion, terminate, extend or amend the consent solicitation at any time as described in the Solicitation Statement.

IMPORTANT: Beneficial owners of the Notes whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other intermediary should contact such broker or other intermediary promptly and obtain and follow their instructions with respect to the applicable consent procedures and deadlines, which may be earlier than the deadlines set out in the Solicitation Statement.

IGT has retained Citigroup Global Markets Limited, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC to act as solicitation agents in connection with the consent solicitation and D.F. King & Co., Inc. to act as the information and tabulation agent for the consent solicitation.  Questions regarding the terms and conditions of the consent solicitation may be directed to Deutsche Bank Securities Inc. at (866) 627-0391 (toll free within the U.S.) or (212) 250-2955 (collect) or Citigroup Global Markets Limited at (800) 558-3745 (toll free within the U.S.) or (212) 723-6106 (collect).  Requests for documents and questions regarding the procedures for submission of consents may be directed to D.F. King & Co., Inc. at (800) 884-5882 (toll free) or (212) 269-5550 (collect).

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the proposed amendment or any securities. No recommendation is being made as to whether holders of Notes should consent to the proposed amendments. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding IGT and the consent solicitation.  Any statements included in this press release that address activities, events or developments that will or may occur in the future are forward looking, and include among others, statements regarding: (i) the proposed amendments, (ii) the expected payment of the consent fee, and (iii) the consummation of the merger of IGT and GTECH.  Actual results may differ materially due to a variety of factors including: changed market conditions, the conditions for completing the merger, the participation of and level of participation by the holders of Notes in the consent solicitation and other factors listed in the Solicitation Statement under “Cautionary Statement Regarding Forward-Looking Statements.”  Except as required by law, IGT undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change.  Do not place undue reliance on forward-looking information.

IGT Resources:

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•              View IGT’s YouTube Channel

About IGT

International Game Technology (NYSE: IGT) is a global leader in casino gaming entertainment and continues to transform the industry by translating casino player experiences to social, mobile and interactive environments for markets around the world. IGT’s acquisition of DoubleDown Interactive provides engaging social casino style entertainment to approximately 6 million players monthly. More information about IGT is available at IGT.com or connect with IGT at @IGTNews or facebook.com/IGT.  Anyone can play at the DoubleDown Casino by visiting http://apps.facebook.com/doubledowncasino or doubledowncasino.com.

IGT Contact:

Kate Pearlman

Vice President, Investor Relations and Treasury

+1 702-669-6451